UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

SPHERIX INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

6430 Rockledge Drive, Suite 503

Bethesda, MD

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 22, 2016

January 15, 2016

To our Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Spherix Incorporated, a Delaware corporation (the “Company,” “we” or “us”), to be held on February 22, 2015, at 12:00 p.m. Eastern time, at the offices of Nixon Peabody LLP, 437 Madison Avenue, 24th Floor, New York, NY 10022, for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To approve an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), attached as Appendix A to this Proxy Statement, to effect a reverse stock split of our common stock, within a range of 1-for-12 to 1-for-24, as will be elected by our Board of Directors (the “Board”) prior to thre time of filing such Certificate of Amendment with the Delaware Secretary of State;
(2)	Subject to approval of Proposal No. 1 above, to approve an amendment to the Certificate of Incorporation, attached as Appendix B to this Proxy Statement, to reduce the total number of shares of common stock that the Company is authorized to issue from 200 million shares of Common Stock to 100 million shares of Common Stock;
(3)	To approve an amendment to Spherix Incorporated 2014 Equity Incentive Plan (the “2014 Plan”), attached as Appendix C to this Proxy Statement, to increase the number of shares of common stock authorized to be issued pursuant to the 2014 Plan from 4,161,892 to 8,250,000 (disregarding the effect of any reverse stock split);
(4)	To authorize the adjournment of the Special Meeting if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting or adjournment or postponement thereof to approve any of the foregoing proposals; and
(5)	To transact such other business, if any, as may properly come before the Special Meeting or any adjournment or postponement of the meeting.

Pursuant to our bylaws, our Board has fixed the close of business on January 15, 2016 as the record date (the “Record Date”) for determination of stockholders entitled to notice and to vote at the Special Meeting and any adjournment thereof. Holders of our common stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock and Series H Convertible Preferred Stock are entitled to vote at the Special Meeting. This notice, the Proxy Statement and proxy card will be first sent or made available to stockholders on or about January 15, 2016.

Your vote is important. Whether or not you plan to attend the Special Meeting, please vote your shares by promptly completing, signing and returning the enclosed proxy card using the enclosed envelope. The enclosed envelope requires no postage if mailed within the United States. You may also vote your shares over telephone or the internet in accordance with the instructions on the proxy card. Any stockholder attending the Special Meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert J. Vander Zanden

Robert J. Vander Zanden

Chairman of the Board

TABLE OF CONTENTS	Page

PROXY STATEMENT	1
Questions and Answers About This Proxy Material and Voting	2
PROPOSAL NO 1: AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK WITHIN A RANGE OF REVERSE SPLIT RATIOS	7
Board Discretion to Implement the Reverse Stock Split	8
Reasons for the Reverse Stock Split	8
Certain Risks Associated with the Reverse Stock Split	9
Effects of the Reverse Stock Split	9
Certain Federal Income Tax Consequences of the Reverse Stock Split	13
PROPOSAL NO 2: SUBJECT TO APPROVAL OF PROPOSAL 1, AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REDUCE THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE	16
Effects of Reducing our Total Number of Authorized Shares of Common Stock	16
No Appraisal Rights	16
PROPOSAL NO 3: AMENDMENT TO THE SPHERIX INCORPORATED 2014 EQUITY INCENTIVE PLAN	17
Shares Available	17
Reasons for this Proposed Amendment	17
Summary of the 2014 Plan	18
New Plan Benefits	19
Securities Authorized for Issuance under Equity Compensation Plans	20
PROPOSAL NO 4: ADJOURNMENT	26
Documents Incorporated By Reference	26

6430 Rockledge Drive, Suite 503

Bethesda, MD

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
FEBRUARY 22, 2016

Your proxy is solicited by the Board of Directors (the “Board”) for use at the Special Meeting to be held on February 22, 2016, at 12:00 p.m. Eastern time, at the offices of Nixon Peabody LLP, 437 Madison Avenue, 24th Floor, New York, NY 10022. Our Company’s principal executive office is located at 6430 Rockledge Drive, Suite 503, Bethesda, MD, and its telephone number is 703-992-9260.

At the Special Meeting, you will be asked to consider and vote upon the following matters:

(1)	To approve an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), attached as Appendix A to this Proxy Statement, to effect a reverse stock split of our common stock, within a range of 1-for-12 to 1-for-24, as will be elected by our Board prior to thre time of filing such Certificate of Amendment with the Delaware Secretary of State;
(2)	Subject to approval of Proposal No. 1 above, to approve an amendment to the Certificate of Incorporation, attached as Appendix B to this Proxy Statement, to reduce the total number of shares of common stock that the Company is authorized to issue from 200 million shares of Common Stock to 100 million shares of Common Stock;
(3)	To approve an amendment to Spherix Incorporated 2014 Equity Incentive Plan (the “2014 Plan”), attached as Appendix C to this Proxy Statement, to increase the number of shares of common stock authorized to be issued pursuant to the 2014 Plan from 4,161,892 to 8,250,000 (disregarding the effect of any reverse stock split); and
(4)	To authorize the adjournment of the Special Meeting if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting or adjournment or postponement thereof to approve any of the foregoing proposals.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any proposal for which you do not register a vote and any other business that properly comes before the Special Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on January 15, 2016 as the record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. The notice of the Special Meeting (the “Notice”), this Proxy Statement and the proxy card will be first sent or made available to stockholders on or before January 15, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON FEBRUARY 22, 2016: THE NOTICE, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT WWW.PROXYVOTE.COM.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I Receiving these Materials?

This Proxy Statement and the accompanying materials are being provided for the solicitation of proxies by our Board for the Special Meeting to be held on February 22, 2016.

What Is Included in these Materials?

These materials include the Notice, the Proxy Statement and a proxy card.

What is the Purpose of the Special Meeting?

At the Special Meeting, stockholders will consider and vote upon:

•

Approval of an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), attached as Appendix A to this Proxy Statement, to effect a reverse stock split of our common stock, within a range of 1-for-12 to 1-for-24, as will be elected by our Board of Directors (the “Board”) prior to thre time of filing such Certificate of Amendment with the Delaware Secretary of State;

•

Subject to approval of Proposal No. 1 above, approval of an amendment to the Certificate of Incorporation, attached as Appendix B to this Proxy Statement, to reduce the total number of shares of common stock that the Company is authorized to issue from 200 million shares of Common Stock to 100 million shares of Common Stock;

•

Approval of an amendment to Spherix Incorporated 2014 Equity Incentive Plan (the “2014 Plan”), attached as Appendix C to this Proxy Statement, to increase the number of shares of common stock authorized to be issued pursuant to the 2014 Plan from 4,161,892 to 8,250,000 (disregarding the effect of any reverse stock split); and

•

Authorizing the adjournment of the Special Meeting if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting or adjournment or postponement thereof to approve any of the foregoing proposals.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any proposal for which you do not register a vote and any other business that properly comes before the Special Meeting or any adjournment or postponement thereof.

How do Proxies Work?

Our Board is asking for your proxy. This means you authorize persons selected by us to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

I Share an Address with Another Stockholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain An Additional Copy of the Proxy Materials?

Our Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and the Proxy Statement to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs, and the environmental impact of our special and annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and the Proxy Statement to any stockholder at a shared address to which we delivered a single copy of any of these documents.

To receive a separate copy of the Notice and the Proxy Statement, you may contact us at the following address and phone number:

Spherix Incorporated

6430 Rockledge Drive, Suite 503

Bethesda, MD 20817

Attention: Corporate Secretary

Telephone: 703-992-9260

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who Is Entitled to Vote?

Our Board has fixed the close of business on January 15, 2016 as the Record Date for a determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. You can vote at the Special Meeting if you held shares of our common stock (the “Common Stock”), Series D Convertible Preferred Stock, (the “Series D Preferred Stock”), Series D-1 Convertible Preferred Stock (the “Series D-1 Preferred Stock”) or Series H Convertible Preferred Stock (the “Series H Preferred Stock”) (collectively the “Voting Capital”) as of the close of business on January 15, 2016. Our outstanding classes of Voting Capital presently have following number of votes, in the case of preferred stock subject to the beneficial ownership limitations described below:

Series D Preferred Stock – ten votes per share;

Series D-1 Preferred Stock – ten votes per share; and

Series H Preferred Stock – ten votes per share

Beneficial ownership limitations on our preferred stock prevents the conversion or voting such preferred stock if the number of shares of Common Stock to be issued pursuant to such conversion or to be voted would exceed, when aggregated with all other shares of Common Stock or other voting stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act, as amended, and the rules thereunder, or the Exchange Act) more than:

4.99% of all the Common Stock outstanding at such time, in the case of Series D Preferred Stock;

9.99% of all the Common Stock outstanding at such time, in the case of Series D-1 Preferred Stock; and

4.99% of all the Common Stock outstanding at such time, in the case of Series H Preferred Stock

As of January 15, 2016, no stockholder’s ownership of our preferred stock has violated the ownership limitations set forth above and, as a result, no reductions of voting rights have been made.

On January 15, 2016, there were 48,259,430 shares of Common Stock outstanding, 4,725 shares of Series D Preferred Stock outstanding, 834 shares of Series D-1 Preferred Stock outstanding and 381,967 shares of Series H Preferred Stock outstanding.

A list of stockholders of record entitled to vote at the meeting will be available for inspection at our principal executive offices located at 6430 Rockledge Drive, Suite 503, Bethesda, MD 20817 for a period of at least 10 days prior to the meeting and during the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

What Is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner (Holding Shares in Street Name)?

If your shares are registered in your name with our transfer agent, Vstock Transfer, LLC, you are the “record holder” of those shares.  If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.”  If your shares are held in street name, these proxy materials have been forwarded to you by that organization.  As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Special Meeting.  If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the Record Date.

How Do I Vote?

Stockholders of Record

For your convenience, our record holders have four methods of voting:

1.	Vote by Internet. In addition to the location noted above, the Special Meeting will also be available via the Internet at www.virtualshareholdermeeting.com/SPEX. You will be able to attend the Special Meeting online, vote your shares electronically and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/SPEX.
2.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
3.	Vote by telephone. You may vote by proxy by calling the toll free number found on the vote instruction form.
4.	Vote in person. Attend and vote at the Special Meeting.

Beneficial Owners of Shares Held in Street Name

For your convenience, our beneficial owners have four methods of voting:

1.	Vote by Internet. In addition to the location noted above, the Special Meeting will also be available via the Internet at www.virtualshareholdermeeting.com/SPEX. You will be able to attend the Special Meeting online, vote your shares electronically and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/SPEX.
2.	Vote by mail. Mark, date, sign and mail promptly your vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.	Vote by telephone. You may vote by proxy by calling the toll free number found on the vote instruction form.
4.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Special Meeting.

If you vote by Internet or by telephone, please DO NOT mail your proxy card.

If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

How Will My Shares Be Voted?

All shares entitled to vote and represented by a properly completed, executed and delivered proxy received before the Special Meeting and not revoked will be voted at the Special Meeting as you instruct in a proxy delivered before the Special Meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends on each of the enumerated proposals and with regard to any other matters that may be properly presented at the Special Meeting and all matters incident to the conduct of the meeting. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Is My Vote Confidential?

Yes, your vote is confidential. The only persons who have access to your vote are the inspector of elections, individuals who help with processing and counting your votes, and persons who need access for legal reasons.  Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our Company’s management and the Board.

What Constitutes a Quorum?

To carry on business at the Special Meeting, we must have a quorum.  A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy.  Thus, holders of at least 24,129,716 shares must be represented in person or by proxy to have a quorum.  Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  Shares owned by us are not considered outstanding or considered to be present at the Special Meeting.  If there is not a quorum at the Special Meeting, our stockholders may adjourn the meeting.

What is a Broker Non-Vote?

If your shares are held in a street name, you must instruct the organization who holds your shares how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any non-routine proposal.  This vote is called a “broker non-vote.”  If you sign your proxy card but do not provide instructions on how your broker should vote, your broker will vote your shares as recommended by our Board.

Proposal 1, the amendment of our Certificate of Incorporation to effect a reverse stock split of our Common Stock, and Proposal 2, an amendment of our Certificate of Incorporation to reduce the total number of shares of Common Stock that we are authorized to issue, are “routine” matters on which your broker can exercise voting discretion. All other proposals are considered non-routine and therefore brokers cannot use discretionary authority to vote shares on other proposals to be considered at the Special Meeting if they have not received instructions from their clients.  Please submit your vote instruction form so your vote is counted.

What is an Abstention?

An abstention is a stockholders affirmative choice to decline to vote on a proposal.  Abstentions are not included in the tabulation of the voting results of any of the proposals and, therefore, do not affect these proposals, but are included for purposes of determining whether a quorum has been reached.

How Many Votes Are Needed for Each Proposal to Pass?

Proposal	Vote Required	Broker Discretionary Vote Allowed
Amendment of our Certificate of Incorporation to effect a reverse stock split of our Common Stock	A majority of the outstanding Voting Capital	Yes
Subject to approval of the proposal to effect a reverse stock split above, amendment of the Certificate of Incorporation to reduce the total number of shares of Common Stock that the Company is authorized to issue	A majority of the outstanding Voting Capital	Yes
Approval of an amendment to the 2014 Plan to increase the number of shares of common stock authorized to be issued pursuant to the 2014 Plan from 4,161,892 to 8,250,000	A majority of the votes cast	No
Adjournment of the Special Meeting	A majority of the votes cast	No

What Are the Voting Procedures?

You may vote in favor of or against a proposal, or you may abstain from voting on a proposal.  You should specify your respective choices on the accompanying proxy card or your vote instruction form.

All shares represented by proxy will be voted at the Special Meeting in accordance with the choices specified on the proxy, and where no choice is specified, in accordance with the recommendations of the Board. Thus, where no choice is specified, the proxies will be voted for an amendment of our Certificate of Incorporation to effect a reverse stock split of our Common Stock, subject to approval of Proposal 1, for an amendment of our Certificate of Incorporation to reduce the total number of shares of common stock that the Company is authorized to issue, for an approval of an amendment to the 2014 Plan to increase the number of shares of common stock authorized to be issued pursuant to the 2014 Plan and for an adjournment of the Special Meeting, if necessary or appropriate.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote at any time before it is voted by giving written notice to our Corporate Secretary, by delivering a properly completed, later-dated proxy card or vote instruction form or by voting in person at the Special Meeting.  All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Spherix Incorporated, 6430 Rockledge Drive, Suite 503, Bethesda, MD 20817, Attention: Secretary. Revocations of proxies must be received prior to the time of the Special Meeting to serve as an effective revocation of that proxy.

Who Is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by us.  In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person.  Such persons will receive no compensation for their services other than their regular salaries.  Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

Do I Have Dissenters’ Rights of Appraisal?

Our stockholders do not have appraisal rights under Delaware law or under our governing documents with respect to the matters to be voted upon at the Special Meeting.

How can I find out the Results of the Voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file with the SEC within four business days after the meeting.

What Interest Do Officers and Directors Have in Matters to Be Acted Upon?

Our Board members and executive officers are eligible to receive grants under the terms of the 2014 Plan. Accordingly, our members of the board of directors and executive officers have a substantial interest in Proposal 3. Other than Proposal 3, our Board members and executive officers do not have any interest in any other Proposal that is not shared by all other stockholders.

Is There an Advisory Vote on Executive Compensation?

No. At our 2013 annual meeting of stockholders (held in February 2014), our stockholders approved a proposal that we shall have an advisory vote on executive compensation once every three years. Thus, our next advisory vote on executive compensation will take place at our 2016 annual meeting of stockholders.

PROPOSAL 1:
TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR
COMMON STOCK WITHIN A RANGE OF REVERSE SPLIT RATIOS

Stockholders are being asked to approve an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our Common Stock within a range of 1-for-12 to 1-for-24, as will be selected by our Board prior to the time of filing such Certificate of Amendment with the Delaware Secretary of State, and subject to the Board’s authority to abandon such amendment (the “Amendment”).

On January 14, 2016, our Board adopted resolutions approving and authorizing the Amendment and directing that the Amendment be submitted to a vote of the stockholders at the Special Meeting.

The form of the proposed Amendment is attached to this Proxy Statement as Appendix A. The Amendment will effect a reverse stock split of our Common Stock within a range of, 1-for-12 to 1-for-24 shares to be selected by our Board following stockholder approval. Our Board, in its discretion, may select the reverse split ratio upon receipt of stockholder approval or may elect to abandon the reverse stock split if our Board determines in its discretion not to proceed with the reverse stock split. We believe that the availability of a range of split ratios will provide the Company with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining the reverse stock split ratio to implement, if any, following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

  the historical trading price and trading volume of our Common Stock;
  the then prevailing trading price and trading volume of our Common Stock and the anticipated impact of the reverse stock split on the trading market for our Common Stock;
  our ability to continue our listing on the NASDAQ Capital Market;
  our capitalization (including the number of shares of Common Stock issued and outstanding);
  the expected liquidity of our Common Stock after the reverse stock split;
  which of the reverse split ratios would result in the greatest overall reduction in our administrative costs; and
  prevailing general market and economic conditions

To avoid the existence of fractional shares of our Common Stock, stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificates for our Common Stock (“Old Certificates”), in an amount per share equal to the product obtained by multiplying (a) the closing price per share of our Common Stock on the Effective Date for the reverse stock split as reported on the NASDAQ Capital Market by (b) the fraction of the share owned by the stockholder, without interest.

At the close of business on the Record Date, we had 48,259,430 shares of Common Stock issued and outstanding. Based on the number of shares of Common Stock currently issued and outstanding, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a 1-for-15 reverse stock split, we would have approximately 3,217,295 shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares). The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our Board.

If the reverse stock split is effected, we intend to also reduce the total number of shares of Common Stock that the Company is authorized to issue from 200 million shares of Common Stock to 100 million shares of Common Stock, as described in and subject to the approval by the stockholders of Proposal No. 2 below, and if the reverse stock split is not approved or the Board decides not to effect it, then any related reduction in the total number of authorized shares will not occur.

Board Discretion to Implement the Reverse Stock Split

Should we receive the required stockholder approval of Proposal No. 1, our Board will have the authority to file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware and thereby implement the reverse stock split. The Board will have the authority to take such action at any time prior to our 2016 Annual Meeting of Stockholders. The Board intends to take such action only upon a determination by the Board that such action is in our and our stockholders’ best interests. Such determination shall be based upon a number of factors, including:

  the then-existing and expected trading prices for our Common Stock;
  the existing and expected marketability and liquidity of our Common Stock;
  our ability to continue our listing on the NASDAQ Capital Market; and
  the then-prevailing market and economic conditions.

Notwithstanding receipt of the required stockholder approval of Proposal No. 1, our Board may, in its sole discretion, abandon the proposed amendment to our Certificate of Incorporation and determine not to effect the reverse stock split, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board determines not to implement the reverse stock split prior to the 2016 Annual Meeting of Stockholders, we would be required, once again, to seek stockholder approval to implement a reverse stock split.

Reasons for the Reverse Stock Split

Our Board authorized the reverse split of our Common Stock with the primary intent of increasing the price of our Common Stock in order to meet the NASDAQ Stock Market’s price criteria for continued listing on the NASDAQ Capital Market. Our Common Stock is publicly traded and listed on the NASDAQ Capital Market under the symbol “SPEX.” Our Board believes that, in addition to increasing the price of our Common Stock, the reverse stock split would make our Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the Company’s and our stockholders’ best interests.

On March 24, 2015, we received a letter (the “Notice”) from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (“NASDAQ”) notifying us that, based upon the closing bid price of our Common Stock for the last 30 consecutive business days, our Common Stock no longer meets the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq’s Listing Rule 5810(c)(3)(A), we had a period of 180 calendar days, or until September 21, 2015, to regain compliance with the Rule. After determining that we would not be in compliance with the Rule by September 21, 2015, we notified Nasdaq and applied for an extension of the cure period, as permitted under the original notification. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq granted a second grace period of 180 calendar days, or until March 21, 2016, to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the minimum closing bid price per share of our Common Stock must be at least $1.00 for a minimum of ten consecutive business days.

In addition to bringing the price of our Common Stock back above $1.00, we also believe that the reverse stock split will make our Common Stock more attractive to a broader range of institutional and other investors, as we believe that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

Certain Risks Associated with the Reverse Stock Split

Reducing the number of outstanding shares of our Common Stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our ability to successfully accomplish our business goals, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. There can be no assurance that the total market capitalization of our Common Stock after the implementation of a reverse stock split will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our Common Stock following a reverse stock split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the reverse stock split.

There can be no assurance that the market price per new share of our Common Stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our Common Stock outstanding before a reverse stock split. For example, based on the closing price of our Common Stock on January 14, 2016 of $0.1275 per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-15, we cannot assure you that the post-split market price of our common stock would be $1.91 (that is, $0.1275 × 15) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split.

Accordingly, the total market capitalization of our Common Stock after a reverse stock split when and if implemented may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our Common Stock following a reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

If the reverse stock split is consummated, we will have more authorized shares available for issuance than we do currently and, therefore, there is a greater ability for the Common Stock to be diluted with further issuances. Even if the proposal to decrease our authorized shares of Common Stock is also approved, the Company will have more authorized shares than it did previously on a split-adjusted basis. The Company currently has no plans, proposals or arrangements, written or otherwise, at this time to issue any of the newly available shares of Common Stock. Additionally, if the holders of our options, warrants or convertible preferred stock were to successfully contest our adjustment to their shares issuable, conversion prices or exercise prices, it may result in our being required to issue more shares of Common Stock, or accept lower consideration for those shares of Common Stock, than we anticipate.

Furthermore, the liquidity of our capital stock may be harmed by the proposed reverse split given the reduced number of shares that will be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split. In addition, the proposed reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If we effect a reverse stock split, the resulting per-share stock price may not attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our Common Stock may not improve.

Furthermore, while our Board proposes the reverse stock split to bring the price of our Common Stock back above $1.00 in order to comply with the NASDAQ Stock Market listing standards and ensure the continued listing of our Common Stock on the NASDAQ Capital Market, there is no guarantee that the price of our Common Stock will not decrease in the future, or that for any other reason our Common Stock will not remain in compliance with the NASDAQ Stock Market listing standards. Furthermore, there can be no guarantee that the closing bid price of our Common Stock will remain at or above $1.00 for ten consecutive business days, which would be required to cure our current listing standard deficiency.

Effects of the Reverse Stock Split

Effect of the Reverse Stock Split on Registration and Voting Rights

If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our Common Stock based on the reverse stock split ratio selected by our Board, as described below under “—Effect on Issued and Outstanding Shares of Common Stock.”

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our Common Stock under the Exchange Act or the listing of our Common Stock on the NASDAQ Capital Market. Following the reverse stock split, our Common Stock will continue to be listed on the NASDAQ Capital Market under the symbol “SPEX,” although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of our Common Stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our Common Stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

Effectiveness of Reverse Stock Split

The reverse stock split, if approved by our stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of the Certificate of Amendment with the Secretary of State of the State of Delaware. Our Board intends to take such action only upon a determination by the Board that such action is in our and our stockholders’ best interests and will have the authority to do so at any time prior to our 2016 Annual Meeting of Stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, our Board, in its sole discretion, determines that it is no longer in our Company’s best interests and the best interests of our stockholders to proceed with the reverse stock split.

Effect on the Company’s Equity Incentive Plans

We have equity incentive plans designed primarily to provide equity-based incentives to employees and directors, including the 2014 Plan, the 2013 Equity Incentive Plan and the 2012 Equity Incentive Plan (collectively, the “Plans”). We currently have 1,473,104 shares available for issuance under the Plans, however an additional $120,000 in shares have already been authorized by our compensation committee to be issued pursuant to certain employment agreements. Accordingly, if the reverse stock split is approved by our stockholders and our Board of Directors decides to implement the reverse stock split, as of the Effective Date, the number of shares available for issuance and the exercise price under the Plans will be proportionately adjusted using the reverse stock split ratio selected by our Board of Directors. Our Board of Directors has also authorized us to effect any other changes necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical, conforming changes. For example, if a 1-for-15 reverse stock split is effected, the 1,473,104 shares of our Common Stock that remained available for issuance under the Plans would be adjusted to equal approximately 98,207 shares, which may be further adjusted to the number of shares available for issuance under the 2014 Plan if our stockholders approve Proposal No. 3 below to increase the number of shares available for issuance under the 2014 Equity Incentive Plan. In addition, the exercise price per share under each outstanding stock option would be increased by fifteen (15) times and the number of shares subject to each outstanding stock option would be decreased by fifteen (15) times, such that upon an exercise, the aggregate exercise price payable by the optionee to we would remain the same. To the extent the reverse stock split would entitle holders of options to purchase fractional shares, the number of shares for which the option is exercisable will be rounded down to the nearest whole share.

Effect on Issued and Outstanding Shares of Common Stock

Shares of Common Stock issued and outstanding at the time that the reverse stock split is completed will be affected by the reverse stock split. The number of shares of Common Stock issued and outstanding as of the Record Date is 48,259,430.

Depending on the ratio for the reverse stock split determined by the Board of Directors, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23 or 24 shares of existing Common Stock will be combined into one new share of Common Stock. The number of shares of Common Stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board. The table below shows the number of issued and outstanding shares of Common Stock as of the Record Date that will result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Hypothetical reverse stock split ratio	Approximate number of shares of common stock outstanding following the Reverse Stock Split (millions of shares)	Reserved for issuance	Available for issuance (assuming a reduction to 100 million authorized shares under Proposal No. 2)(1)
1 for 12	4,021,619	4,947,357	91,031,023
1 for 13	3,712,264	4,566,791	91,720,945
1 for 14	3,447,102	4,240,592	92,312,306
1 for 15	3,217,295	3,957,886	92,824,819
1 for 16	3,016,214	3,710,518	93,273,268
1 for 17	2,838,790	3,492,252	93,668,958
1 for 18	2,681,079	3,298,238	94,020,682
1 for 19	2,539,970	3,124,647	94,335,383
1 for 20	2,412,972	2,968,414	94,618,614
1 for 21	2,298,068	2,827,061	94,874,870
1 for 22	2,193,610	2,698,559	95,107,831
1 for 23	2,098,236	2,581,230	95,320,534
1 for 24	2,010,810	2,473,679	95,515,512

(1)

Each number in this column will be exactly 100 million shares higher if Proposal No. 2 is not approved.

The actual number of shares outstanding after giving effect to the reverse stock split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board.

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our Common Stock. The reverse stock split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except, that, as described below in “Fractional Shares,” holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of our Common Stock to the extent there are currently stockholders who would otherwise receive less than one share of Common Stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

Effect on Issued and Outstanding Shares of Preferred Stock

The number our issued and outstanding shares of preferred stock will not change as a result of the reverse stock split. The reverse stock split will, however, result in a proportionate reduction in the number of shares of Common Stock into which our convertible preferred stock is convertible. Since the Series D Preferred Stock, Series D-1 Preferred Stock and Series H Preferred Stock all are entitled to a number of votes equal to the number of Common Shares into which such shares of preferred stock are convertible, this will also proportionately reduce the number of votes to which these shares are entitled, although the overall relative voting power of such shares will remain the same.

Effect on Outstanding Warrants

Pursuant to the terms of our outstanding warrants, the reverse stock split will result in a proportional increase in the exercise price per share and a proportional decrease in the number of shares of Common Stock issuable upon the exercise of such warrants, all so that the aggregate exercise price of the warrants shall remain the same. If such adjustment would entitle the holder thereof to be issued a fractional share on the exercise of the warrant, then at the time of exercise we may, at our election, either pay a cash adjustment in respect of such fractional share or round up to the next whole share

Effect on Par Value

The proposed amendments to our Certificate of Incorporation will not affect the par value of our Common Stock, which will remain at $0.0001, or the par value of any of our outstanding series of preferred stock.

Effect on the Rights Agreement

Pursuant to our Rights Agreement, if we combine our shares of Common Stock in a reverse stock split, (a) the number of preferred stock purchase rights outstanding will be adjusted so that the number of rights will continue to equal the number of shares of Common Stock we have outstanding, (b) the exercise price of the rights will be adjusted by multiplying that amount by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such stock split and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the reverse stock split, (c) the purchase price for each one-hundredth of a share of preferred stock will remain unchanged and (d) the fraction of a share of preferred stock purchasable with each right will be equal to the product derived by multiplying the fraction of a share of preferred stock purchasable with each right immediately prior to such stock split times the fraction used to determine the updated exercise price.

Accounting Matters

As a result of the reverse stock split, upon the Effective Time, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our Common Stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Book-Entry Shares

If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Stockholders who hold uncertificated shares as direct owners will be sent a transmittal letter by our transfer agent and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Exchange of Stock Certificates

If the reverse stock split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be required to exchange their Old Certificates for new certificates (“New Certificates”) representing the appropriate number of shares of our Common Stock resulting from the reverse stock split. Stockholders of record upon the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Effective Time, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificates in exchange for New Certificates. Pursuant to applicable rules of the NASDAQ Stock Market, your Old Certificates representing pre-split shares cannot be used for either transfers or deliveries made on the NASDAQ Stock Market; thus, you must exchange your Old Certificates for New Certificates in order to effect transfers or deliveries of your shares on the NASDAQ Stock Market.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of our Common Stock resulting from the reverse stock split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (I) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Effect on Registered and Beneficial Stockholders

Upon completion of the reverse stock split, we will treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, the stockholder is encouraged to contact his/her bank, broker, custodian or other nominee.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by our Board of Directors will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount per share equal to the product obtained by multiplying (a) the closing price per share of our common stock on the Effective Date for the reverse split as reported on the NASDAQ Stock Market by (b) the fraction of the share owned by the stockholder, without interest. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this Proposal No. 1, and we will not independently provide our stockholders with any such rights.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to (i) holders of our Common Stock that hold such stock as a capital asset for U.S. federal income tax purposes and (ii) to us. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than U.S. federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is: (I) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock who is not a U.S. Holder.

U.S. Holders

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such U.S. Holder’s holding period (i.e., acquired date) in the shares of our Common Stock received should include the holding period in the shares of our Common Stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our Common Stock received pursuant to the reverse stock split. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long term capital gain or loss if the U.S. Holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time. Long-term capital gains of non-corporate U.S. Holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Information Reporting and Backup Withholding.

Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our Common Stock pursuant to the reverse stock split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers (in the case of individuals, their social security number) in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Non-U.S. Holders who exchange shares of our Common Stock pursuant to the reverse stock split generally should be subject to tax in the manner described above under “U.S. Holders,” except that any capital gain realized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our Common Stock generally should not be subject to U.S. federal income or withholding tax unless:

  the Non-U.S. Holder is an individual who holds our Common Stock as a capital asset, is present in the U.S. for 183 days or more during the taxable year of the reverse stock split and meets certain other conditions;
  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (or, if certain income tax treaties apply, is attributable to a Non-U.S. Holder’s permanent establishment in the U.S.); or
  we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the Effective Time, or the period that the Non-U.S. Holder held the shares of our Common Stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation.

Individual Non-U.S. Holders who are subject to U.S. federal income tax because they are present in the United States for 183 days or more during the year of the reverse stock split will be taxed on gain recognized as a result of receiving cash in lieu of a fractional share of common stock at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to gain recognized as a result of receiving cash in lieu of a fractional share of common stock generally will be taxed on such gain in the same manner as if they were U.S. Holders and, in the case of foreign corporations, may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding.

In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our Common Stock to a Non-U.S. Holder pursuant to the reverse stock split if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a Non-U.S. Holder in lieu of a fractional share of our Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

VOTE REQUIRED

The proposed amendment to the Certificate of Incorporation to effect a reverse stock split of our Common Stock shall be approved upon the affirmative vote of at least a majority of the shares of our Common Stock that are outstanding and entitled to vote on the proposal.

The Board recommends that you vote FOR the approval of the amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock within a range of, 1-for-12 to 1-for-24, as selected by our Board prior to the time of filing such Certificate of Amendment with the Delaware Secretary of State.

PROPOSAL 2:
SUBJECT TO APPROVAL OF PROPOSAL 1, TO AMEND OUR CERTIFICATE OF INCORPORATION TO, REDUCE THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE

Stockholders are being asked to approve, subject to approval of Proposal 1, an amendment to our Certificate of Incorporation to reduce the total number of shares of Common Stock that the Company is authorized to issue from 200 million shares to 100 million shares, subject to the Board’s authority to abandon such amendment.

On January 14, 2016, our Board adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the stockholders at the Special Meeting. Please note that Proposal No. 2 is conditioned on the approval of Proposal No. 1. Therefore, if Proposal No. 1 is not approved by the stockholders, Proposal No. 2 will automatically be deemed to have not been approved by the stockholders, regardless of the number of shares actually voted “FOR” Proposal No. 2. Proposal No. 1 is not conditioned on the approval of Proposal No. 2.

The form of the proposed Amendment is described in the Certificate of Amendment, attached to this Proxy Statement as Appendix B. If both Proposal No. 1 and Proposal No. 2 are approved by our stockholders, the reduction in the number of authorized shares would become effective at the Effective Time, which is the time at which the Certificate of Amendment to our Certificate of Incorporation is filed and becomes effective with the Secretary of State of the State of Delaware. Our Board will have the authority to file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware and thereby implement the reverse stock split at any time prior to our 2016 Annual Meeting of Stockholders, based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the proportionate reduction in our total number of authorized shares if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of our stockholders.

Effects of Reducing our Total Number of Authorized Shares of common stock

Subject to stockholders’ approval of the reverse stock split, we intend to decrease our authorized shares of Common Stock from 200 million shares of Common Stock to 100 million shares of Common Stock. Currently, we are authorized to issue up to 200 million shares of Common Stock. The reduction in the number of authorized shares would be effected by the filing of the Certificate of Amendment, as discussed above.

Currently, we are authorized to issue up to 50,000,000 shares of preferred stock, $0.0001 par value per share. Our authorized shares of preferred stock will not be affected by the reverse stock split or this proposal.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to this Proposal No. 2, and we will not independently provide our stockholders with any such rights.

VOTE REQUIRED

The proposed amendment to the Certificate of Incorporation to reduce proportionately the total number of shares of Common Stock that the Company is authorized to issue shall be approved upon the affirmative vote of at least a majority of the shares of our common stock that are outstanding and entitled to vote on the proposal.

The Board of Directors recommends that you vote FOR the approval of the amendment to our Certificate of Incorporation to reduce the total number of shares of common stock that the Company is authorized to issue.

PROPOSAL 3:

AMENDMENT OF THE SPHERIX INCORPORATED 2014 EQUITY INCENTIVE PLAN

Our 2014 Equity Incentive Plan (the “2014 Plan”) was originally adopted by our Board on September 27, 2013 and approved by our stockholders on February 6, 2014. On February 27, 2014, the Board approved an amendment to the 2014 Plan to increase the number of shares available for issuance thereunder to 4,161,892 from 2,400,000. That amendment was approved by our stockholders on April 16, 2014.

On January 14, 2016, the Board approved an amendment (the “Amendment”) to increase the number of shares available for issuance thereunder to 8,250,000 from 4,161,892 (disregarding the effect of any reverse stock split that may be approved pursuant to Proposal 1) in support of our growth and desire to attract and retain qualified individuals for management and other positions. The Board is recommending and submitting the Amendment to our stockholders for approval.

Shares Available

As of the Record Date, 3,485,000 awards were outstanding under the 2014 Plan, 2,006,714 options were outstanding under our previously adopted 2013 Equity Incentive Plan, and 6,987 shares of Common Stock were outstanding under our previously adopted 2012 Equity Incentive Plan. 676,892, 793,286 and 2,926 shares remain available for issuance under the 2014 Plan, the 2013 Equity Incentive Plan, and the 2012 Equity Incentive Plan, respectively.

Set forth below is a summary of the 2014 Plan. The full text of the proposed amendment to the 2014 Plan is set forth in Appendix C to this Proxy Statement.

Reasons for this Proposed Amendment

We are seeking stockholder approval of the amendment to increase the number of shares issuable pursuant to the 2014 Plan to 8,250,000 from 4,161,892, disregarding the effect of any reverse stock split that may be approved under Proposal 1 above. If we do effect a reverse stock split, this total number of shares authorized for issuance under the 2014 Plan would be proportionately adjusted at the same ratio as is selected by our Board for the reverse stock split. In determining the amount of the increase contemplated by the proposed amendment to the 2014 Plan, the Board has taken into consideration the significant increases in the number of shares of our Common Stock available to become issued and outstanding since the original adoption of the 2014 Plan and the desire to continue to retain the flexibility to issue awards that represent a reasonable percentage of our Common Stock issuable to plan participants when desired by the Board. As of January 15, 2016, there were approximately 48,259,430 shares of our Common Stock outstanding. Assuming the approval of this increase, the total number of shares of our Common Stock available for issuance under the 2014 Plan will be 8,250,000, which represents approximately sixteen percent (15.82%) of our Common Stock as calculated on a fully-diluted basis as of January 15, 2016.

The purpose of this increase is to continue to be able to attract, retain and motivate executive officers and other employees and certain consultants. Upon stockholder approval, additional 4,088,108 shares of Common Stock will be reserved for issuance under the 2014 Plan, which will enable us to continue to grant equity awards to our officers, employees and consultants at levels determined by the Board to be necessary to attract, retain and motivate the individuals who will be critical to our Company’s success in achieving its business objectives and thereby creating greater value for all our stockholders.

Furthermore, we believe that equity compensation aligns the interests of our management and other employees with the interests of our other stockholders. Equity awards are a key component of our incentive compensation program. We believe that option grants have been critical in attracting and retaining talented employees and officers, aligning their interests with those of stockholders, and focusing key employees on the long-term growth of our Company. We anticipate that option grants and other forms of equity awards such as restricted stock awards may become an increasing component in similarly motivating our consultants.

Approval of the Amendment will permit us to continue to use stock-based compensation to align stockholder and employee interests and to motivate employees and others providing services to our Company or any subsidiary. The Board recommends approval for the proposed Amendment to the 2014 Plan.

The terms of the 2014 Plan are summarized below, and the full text of the proposed Amendment to the 2014 Plan is set forth as Appendix C to this Proxy Solicitation. It is intended that the 2014 Plan qualify as an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Summary of the 2014 Plan

Employees and directors of, and consultants to the Company and any subsidiary are eligible to receive awards under the 2014 Plan at the discretion of the Board or its designated committee. The Board, or a committee designated by the Board, has authority to, among other things, determine eligibility and, from among those persons determined to be eligible, the particular person who will receive awards under the 2014 Plan;
  grant awards to eligible persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of the 2014 Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;
  approve the forms of award agreements (which need not be identical either as to type of award or among participants);
  construe and interpret the 2014 Plan and any agreements defining the rights and obligations of the Company, its subsidiaries, and participants under the 2014 Plan, further define the terms used in the 2014 Plan, and prescribe, amend and rescind rules and regulations relating to the administration of the 2014 Plan or the awards granted under the 2014 Plan;
  cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent;
  accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Board or its designated committee may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent;
  adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Board or its designated committee may deem appropriate,;
  determine the date of grant of an award, which may be a designated date after but not before the date of the action of the Board or its designated committee;
  determine whether, and the extent to which, adjustments are required and authorize the termination, conversion, substitution, acceleration or succession of awards upon the occurrence of certain events;
  acquire or settle rights under awards in cash, stock of equivalent value, or other consideration; and
  determine the fair market value of the Common Stock or awards under the 2014 Plan from time to time and/or the manner in which such value will be determined.

The 2014 Plan permits the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, cash incentive awards, or other awards. Employees and directors of, and consultants to the Company and any subsidiary are eligible to receive nonstatutory stock options and other stock-based awards under the 2014 Plan. Only employees of the Company, and any subsidiary, are eligible to receive incentive stock options under the 2014 Plan.

Incentive stock options and SARs may not be priced at less than 100% of the fair market value of our Common Stock on the date of grant (110% of fair market value in the case of individuals holding 10% or more of our Common Stock). Except as otherwise determined by the Board, in the case of nonstatutory options, the exercise price may not be less than 100% of the fair market value on the date of grant in accordance with applicable law. The fair market value of our Common Stock on January 5, 2016, was $0.14, based on the closing price of our Common Stock as reported by NASDAQ on that date. The 2014 Plan provides that stock options and similar awards may be issued with exercise periods of up to 10 years (except that no incentive stock option granted to 10% owners of the Company’s Common Stock shall be exercisable after the expiration of five years after the effective date of grant of such option).

The purchase price for any award granted under the 2014 Plan or the Common Stock to be delivered pursuant to any such award, as applicable, may be paid by means of any lawful consideration as determined by the Board or its designated committee, including, without limitation, one or a combination of: (1) services rendered by the recipient of such award; (2) cash, check payable to the order of the Company, or electronic funds transfer; (3) notice and third party payment in such manner as may be authorized; (4) the delivery of previously owned and fully vested shares of Common Stock; (5) the delivery of previously owned and fully vested shares of Common Stock; (6) by a reduction in the number of shares otherwise deliverable pursuant to the award; or (7) subject to such procedures as the Board or its designated committee may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In the event of termination of employment or consulting relationship for any reason other than disability or death, the award recipient may exercise his or her vested options or SARs within 30 days of the date of such termination. In the event of termination as a result of disability, the award recipient may exercise his or her vested options within six months following the date of such termination but in any event no later than the date of expiration of the option’s term. In the event of death, the award recipient’s estate may exercise his or her vested options within 6 months following the date of death.

Unless otherwise specified in an award agreement, upon termination of a participant’s employment or other service to the Company, option and SAR awards shall expire (1) three months after the last day that the participant is employed by or provides services to the Company or any subsidiary; (2) in the case of a participant whose termination of employment or services is due to death or disability, 12 months after the last day that the participant is employed by or provides services to the Company or its subsidiary; and (3) immediately upon a participant’s termination for “cause”.

The Board has discretion to grant other stock-based awards, provided, however, that no such awards may be made unless the terms of the 2014 Plan and the awards are in compliance with Section 409A of the Code.

Transfers of awards may not be made other than by will or by the laws of descent and distribution. During the lifetime of a participant, an award may be exercised only by the participant to whom the award is granted.

New Plan Benefits

SEC rules require us to disclose any amounts that we currently are able to determine will be allocated to our named executive officers, directors and other employees following approval of the proposed amendment to the 2014 Plan. As of the Record Date, 3,485,000 awards were granted under the 2014 Plan pursuant to the amendment to the 2014 Plan to our named executive officers, directors or other employees and an additional $120,000 in shares have been authorized by our compensation committee to be issued pursuant to certain employment agreements. The Company intends to issue 800,000 shares of Common Stock to two employees of the Company pursuant to the terms of their respective employment agreements. These shares are being issued pursuant to the 2014 Plan and the 2013 Plan as already previously approved by the shareholders of the Company, and the amendment to the 2014 Plan is not necessary for the issuance of these shares.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans as of December 31, 2015. The below information is furnished with respect to the 2014 Plan as proposed to be amended.

Plan Category	Number of securities authorized to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (2)
Equity compensation plans approved by security holders	5,498,701	$4.69	1,473,104
Equity compensation plans not approved by security holders	—	$—	—
Total	5,498,701	$—	1,473,104

1. Consists of options to acquire 6,987 shares of our Common Stock under the 2012 Equity Incentive Plan, 2,006,714 shares of our Common Stock under the 2013 Equity Incentive Plan and 3,485,000 shares of our Common Stock under the 2014 Plan.

2. Consists of shares of Common Stock available for future issuance under our equity incentive plan.

EXECUTIVE COMPENSATION

The following Summary of Compensation table sets forth the compensation of our named Executive Officers for the years ended December 31, 2015 and December 31, 2014.

Summary of Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony Hayes, President, Chief	2015	350,000	350,000	—	—	—	—	—	700,000
Executive Officer and Director (2)	2014	350,000	250,000	—	805,651	—	—	6,400	1,412,051
Frank Reiner, Interim Chief	2015	254,500	80,000	60,000	—	—	—	—	394,500
Financial Officer (3)	2014	182,917	—	46,700	384,838	—	—	—	614,455
Harvey Kesner, Interim CEO and	2015	—	—	—	—	—	—	—	—
Director (4)	2014	—	—	—	2,244,944	—	—	14,250	2,259,194
Richard Cohen,	2015	120,000	—	—	—	—	—	—	120,000
Chief Financial Officer (5)	2014	240,000	—	—	—	—	—	—	240,000

(1)	Awards pursuant to the Spherix Incorporated 2013 Incentive Compensation Plan and 2014 Plan.

(2)	On January 28, 2014, the Compensation Committee adopted a resolution intended to grant Mr. Hayes 300,000 stock options with a term of five years and an exercise price of $5.83 that would be subject to certain vesting conditions upon agreement of the Compensation Committee and Mr. Hayes. The parties failed to reach agreement prior to the date of the 2014 Annual Report on From 10-K and accordingly the stock options subject to specific performance targets were determined not to be issued, but may be issued at a future date at the discretion of the Compensation Committee. In accordance with the ASC Topic 718 the failure to finalize performance targets result in the stock options not being considered to have been granted and therefore not outstanding. On April 3, 2014, Mr. Hayes received 500,000 stock options with a term of five years and valued on the date of grant, with 50% vesting immediately and the remaining 50% vesting upon our Company’s receipt of gross proceeds of at least $30 million by April 3, 2015 from an offering of its securities. Since the Performance Condition was not satisfied by April 3, 2015, 250,000 options were forfeited. As a result, $0.4 million of option expense related to this grant were reversed in 2015. On June 30, 2014, Mr. Hayes received a bonus in the aggregate amount of $250,000. On July 3, 2014, Mr. Hayes received 100,000 stock options with a term of five years and an exercise price of $1.79, vesting immediately. Mr. Hayes also received $6,400 in cash for his service as a director of our Company during 2014. All stock options to Mr. Hayes were granted in accordance with ASC Topic 718. On December 16, 2015, the Compensation Committee adopted a resolution to pay Mr. Hayes a bonus of $350,000 in cash since he has achieved the criteria for his 2015 target bonus.

(3)	On March 14, 2014, Mr. Reiner received 100,000 non-qualified options with a term of 10 years and an exercise price of $4.67. The options vest in 25% increments in quarterly installments beginning July 1, 2014. Also on March 14, 2014, the Company issued 10,000 restricted shares to Mr. Reiner, with 25% increments vesting in quarterly installments beginning March 14, 2014. On June 19, 2014, Mr.Reiner received additional 50,000 non-qualified options with a term of 10 years and an exercise price of $1.94. The options vested in two equal installments on each of June 19, 2014 and December 19, 2014. All stock options to Mr. Reiner were granted in accordance with ASC Topic 718. On December 22, 2015, the Compensation Committee adopted a resolution to pay Mr. Reiner a 2015 bonus of $40,000 in cash and $60,000 in shares of common stock in respect of his performance for the 2015 fiscal year which, as of the close of trading on December 21, 2015, would have constituted a total of 400,000 shares. The Compensation Committee also adopted to pay Mr. Reiner a deferred 2014 bonus of $20,000 in cash and $20,000 in cash in lieu of common stock for achieving the target in respective employment agreement.

(4)	Mr. Kesner served as our interim Chief Executive Officer from February 27, 2013 to September 10, 2013. Mr. Kesner was paid $14,250 as compensation for his Board of Director duties during 2014. Mr. Kesner’s compensation does not include legal fees billed by a law firm with which Mr. Kesner is associated, in the amount of $19,936 and $449,935 of December 31, 2015 and 2014, respectively. On January 28, 2014, Mr. Kesner received 675,000 stock options with a term of five years and an exercise price of $5.83, vesting in two equal annual installments with 50% vesting immediately on the date of issuance and the remaining 50% on the one-year anniversary of the date of issuance. On April 3, 2014, Mr. Kesner received 200,000 stock options with a term of five years, valued on the date of grant and vesting immediately. Mr. Kesner resigned his positions as Director on May 28, 2014. Pursuant to his resignation, the Board approved the accelerated vesting of 837,500 previously granted stock options to vest on the date of Mr. Kesner’s resignation. All stock options to Mr. Kesner were granted in accordance with ASC Topic 718.

(5)	Mr. Cohen was appointed our Chief Financial Officer on January 6, 2014. In consideration for Mr. Cohen’s services, we agreed to pay Chord Advisors LLC (“Chord”), of which Mr. Cohen was chairman, a monthly fee of $20,000 ($5,000 of which was payable in shares of our common stock). In April 2014, we modified this agreement to pay Chord a monthly fee of $20,000 in cash, and no fees were paid to Chord in the form of our common stock. The previous $15,000 payable in shares was forgiven by Chord. Mr. Cohen resigned as a member of Chord and, simultaneously, as a member of our Board on June 30, 2015, and our monthly fee payable to Chord was further reduced to $10,000 per month.

Outstanding Equity Awards at December 31, 2015

	Option Awards

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Anthony Hayes	750,000	—	$7.08	04/01/2023
	250,000	—	$2.86	04/03/2019
	100,000	—	$1.79	07/15/2019
Frank Reiner	100,000	—	$4.67	03/15/2024
	50,000	—	$1.94	06/19/2024

Potential Payment upon Termination or Change in Control

Under our September 10, 2013 Employment Agreement with Mr. Hayes, we have agreed to, in the event of termination by us without “cause” or pursuant to the consummation of a change in control, we have agreed to grant Mr. Hayes, in addition to reimbursement of any documented, unreimbursed expenses incurred prior to such date, (i) any unpaid compensation and vacation pay accrued during two years commencing on September 10, 2013 or any then applicable extension of the term of Mr. Hayes’ employment, and any other benefits accrued to him under any of our benefit plans outstanding at such time, (ii) twelve (12) months’ base salary at the then current rate to be paid in a single lump sum within sixty (60) days of Mr. Hayes’ termination, (iii) continuation for a period of twelve (12) months of any benefits as extended to our executive officers from time to time and (iv) payment on a pro rata basis of any annual bonus or other payments earned in connection with any bonus plans to which Mr. Hayes was a participant as of the date of termination. In addition, any options or restricted stock shall be immediately vested upon termination of Mr. Hayes’s employment without “cause” or pursuant to a change in control. Under our March 14, 2014 employment agreement with Mr. Frank Reiner, in the event of a termination of his employment without “cause” or pursuant to the consummation of a change in control, we have agreed to grant Mr. Reiner in addition to reimbursement of any documented, unreimbursed expenses incurred prior to such date, (i) any unpaid compensation and vacation pay accrued during two years commencing on March 14, 2014 or any then applicable extension of the term of Mr. Reiner’s employment, and any other benefits accrued to him under any of our benefit plans outstanding at such time, (ii) twelve (12) months’ base salary at the then current rate to be paid in a single lump sum within sixty (60) days of Mr. Reiner’s termination, (iii) continuation for a period of twelve (12) months of any benefits as extended to our executive officers from time to time and (iv) payment on a pro rata basis of any annual bonus or other payments earned in connection with any bonus plans to which Mr. Reiner was a participant as of the date of termination. In addition, any options or restricted stock shall be immediately vested upon termination of Mr. Reiner’s employment without “cause” or pursuant to a change in control.

Director Compensation

The following table summarizes the compensation of non-employee directors during the year ended December 31, 2015.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey Ballabon (1)	$54,600	—	21,713	—	—	—	76,313
Douglas T. Brown (2)	$56,400	—	11,665	—	—	—	68,065
Robert J. Vander Zanden (3)	$61,600	—	11,665	—	—	—	73,265
Alexander Poltorak (4)	$25,300	—	—	—	—	—	25,300
Tim Ledwick (5)	$26,500		18,025				44,525
Howard E. Goldberg (6)	$17,875		11,806			40,800	70,481

(1)	Mr. Ballabon was paid $54,600 in compensation for his services as a director. On August 5, 2015, Mr. Ballabon received 75,000 stock options with a term of five years and an exercise price of $0.22, vesting immediately. In addition, on August 5, 2015, Mr. Ballabon received 75,000 stock options with a term of five years and an exercise price of $1.73, vesting immediately, in respect of his previously unpaid options due to him for his appointment to the Board in 2014.

(2)	Mr. Brown was paid $56,400 in compensation for his duties as a director. On August 5, 2015, Mr. Brown received 75,000 stock options with a term of five years and an exercise price of $0.22, vesting immediately.

(3)	Mr. Vander Zanden was paid $61,600 for his duties as a director. On August 5, 2015, Mr. Vander Zanden received 75,000 stock options with a term of five years and an exercise price of $0.22, vesting immediately.

(4)	Mr. Poltorak was paid $25,300 in compensation for his duties as a director.

(5)	Mr. Ledwick was paid $26,500 in compensation for his services as a director. On July 9, 2015, Mr. Goldberg received 75,000 stock options with a term of five years and an exercise price of $0.38, vesting immediately.

(6)	Mr. Goldberg was paid $17,875 in compensation for his services as a director. On August 14, 2015, Mr. Goldberg received 75,000 stock options with a term of five years and an exercise price of $0.24. 50% of the options vested immediately, and 50% of the options will vest on the first anniversary of vesting commencement date. In addition, Mr. Goldberg was paid $40,800 in consulting fees for services provided by Mr. Goldberg pursuant to the consulting agreement between us and Mr. Goldberg, dated as of August 10, 2015 and further described below.

All the above stock options were granted in accordance with ASC Topic 718.

Non-employee directors received the following annual compensation for service as a member of the Board for the fiscal year ended December 31, 2015:

Annual Retainer	$25,000	To be paid in cash at May Board Meeting annually.
Stock Options	75,000	Options to acquire shares of our Common Stock, pursuant to and subject to the available number of shares under the 2014 Plan, to be granted on the date of our Annual Meeting. The options will have an exercise price equal to the closing price on the trading day immediately preceding the date of issuance and be exercisable for a period of five (5) years. The options will vest in two equal annual installments with 50% vesting immediately on the date of issue and the remaining 50% on the one year anniversary of the date of the issue, so long as the director has not been removed for cause.
Board Meeting Fees	$2,500	To be paid for all in-person Board Meetings. Members must be present to be paid.
Committee Meeting Fees	$800	To be paid for all in-person Committee Meetings. Members must be present to be paid.
Teleconference Fees	$800 $300	To be paid for all teleconferences called by either the Chairman of the Board, the President, or by the Chairman of the relevant Committee. Members must be on-line to be paid. The fee is $800 for teleconferences during which formal action was taken and $300 for teleconferences during which no formal action was taken.
Additional Retainer	$5,000	To be paid to the Chairman of the Board upon election annually.
Additional Retainer	$3,000	To be paid to the Chairman of the Audit Committee annually.

On August 10, 2015, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Goldberg (d/b/a Forward Vision Associates, of which Mr. Goldberg is the sole proprietor and owner), on an independent contractor basis, pursuant to which Mr. Goldberg will, among other services, provide advisory services to the Company in areas including licensing, litigation and business strategies. The Company will pay Mr. Goldberg an agreed upon quarterly retainer amount of $20,400 (calculated on an hourly basis) and, if applicable, upon exhaustion of each quarterly retainer, at an hourly rate to be paid in equity (for the first 50 hours above the quarterly retainer), and subsequently (if applicable) at an hourly rate thereafter in cash. The Company will reimburse Mr. Goldberg for actual out-of-pocket expenses. The Consulting Agreement has an initial term of one year, unless Mr. Goldberg has completed the desired services by an earlier date or unless the agreement is earlier terminated pursuant to its terms. The Consulting Agreement may be extended by written agreement of both the Company and Mr. Goldberg. The Consulting Agreement was approved by all of the independent directors of the Company.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the fiscal year ended December 31, 2015 were Mr. Jeffrey Ballabon, Mr. Douglas Brown, Mr. Tim Ledwick and Dr. Robert Vander Zanden. None of the members of the Compensation Committee during the fiscal year ended December 31, 2015 served as an officer or employee of our Company, was formerly an officer of our Company, or had any relationship requiring disclosure required by Item 404 of Regulation S-K.

Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management

The following table sets forth certain information concerning the number of shares of our Common Stock owned beneficially as of January 15, 2016 by (i) each person (including any group) known to us to own more than 5% of our Common Stock and (ii) our officers and directors as a group. As of January 15, 2016 there were 48,259,430 shares of Common Stock outstanding. Unless otherwise indicated, it is our understanding and belief that the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name of Beneficial Owner	Amount and Nature of Ownership (1)	Percent of Class Beneficially Owned (2)
Executive Officers and Directors
Common	Robert J. Vander Zanden	426,258 (3)	*
Common	Anthony Hayes	1,123,081 (4)	2.28%
Common	Jeffrey Ballabon	150,000 (5)	*
Common	Tim S. Ledwick	75,000 (6)	*
Common	Howard E. Goldberg	37,500 (7)	*
Common	Frank Reiner	161,000 (8)	*
Common	All Directors and Officers as a Group (6 persons)	1,972,839	3.93%

* Less than 1% of the outstanding shares of the Company common stock.

(1)	Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Based on 48,259,430 shares of our Common Stock outstanding as of January 15, 2016 and takes into account the beneficial ownership limitations governing the Series D Preferred Stock, Series D-1 Preferred Stock and Series H Preferred Stock. Beneficial ownership limitations on our Series H Preferred Stock prevents the conversion or voting of the stock if the number of shares of Common Stock to be issued pursuant to such conversion or to be voted would exceed, when aggregated with all other shares of Common Stock or other voting stock owned by the same holder at the time, the number of shares of Common Stock which would result in such holder beneficially owning more than 4.99% of all of the Common Stock outstanding at such time, and beneficial ownership limitations on our Series D-1 Preferred Stock prevents the conversion or voting of the stock if the number of shares of Common Stock to be issued pursuant to such conversion or to be voted would exceed, when aggregated with all other shares of Common Stock owned by the same holder at the time, the number of shares of Common Stock which would result in such holder beneficially owning more than 9.99% of all of the Common Stock outstanding at such time.
(3)	Includes 143 shares of Common Stock and 426,115 options for purchase of Common Stock exercisable within 60 days of December 31, 2015.
(4)	Includes 23,081 shares of Common Stock and 1,100,000 options for purchase of Common Stock exercisable within 60 days of December 31, 2015.

(5)

Consists of 150,000 options for purchase of Common Stock exercisable within 60 days of December 31, 2015.

(6)

Consists of 75,000 options for purchase of Common Stock exercisable within 60 days of December 31, 2015.

(7)

Consists of 37,500 options for purchase of Common Stock exercisable within 60 days of December 31, 2015.

(8)	Includes 11,000 shares of Common Stock and 150,000 options for purchase of Common Stock exercisable within 60 days of December 31, 2015.

Effective January 24, 2013, our Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which provides each stockholder of record a dividend distribution of one “right” for each outstanding share of Common Stock. Rights become exercisable at the earlier of ten days following: (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding Common Stock.  All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension. Each right entitles a stockholder to acquire, at a price of $7.46 per one one-hundredth of a share of our Series A Preferred Stock, subject to adjustments, which carries voting and dividend rights similar to one share of our Common Stock. Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our Common Stock at a price per share equal to one-half of the average market price for a specified period.  In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option.  The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement. At the discretion of a majority of the Board of Directors and within a specified time period, we may redeem all of the rights at a price of $0.001 per right.  The Board may also amend any provisions of the Agreement prior to exercise.

VOTE REQUIRED

The affirmative vote of a majority of the votes cast at the Special Meeting will be required for the approval of this Proposal 3.

Our Board of Directors recommends you voting FOR the amendment of our 2014 Plan to increase the number of shares of Common Stock authorized issuable thereunder.

PROPOSAL 4:
ADJOURNMENT

At the Special Meeting, we may ask you to vote on a proposal to adjourn the Special Meeting if necessary or appropriate in the sole discretion of our Board, including to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting or any adjournment or postponement of the Special Meeting to approve any of the other proposals.

If at the Special Meeting the number of shares of our Voting Capital present or represented by proxy and voting in favor of a proposal is insufficient to approve such proposal, then our Board may hold a vote on each proposal that has garnered sufficient votes, if any, and then move to adjourn the Special Meeting as to the remaining proposals in order to solicit additional proxies in favor of those remaining proposals.

Alternatively, even if there are sufficient shares of our Voting Capital present or represented by proxy voting in favor of all of the proposals, our Board may hold a vote on the adjournment proposal if, in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Special Meeting to a later date and time. In that event, we will ask you to vote only upon the adjournment proposal and not any other proposal.

Any adjournment may be made without notice (if the adjournment is not for more than thirty days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting.

Any adjournment of the Special Meeting will allow you to revoke any proxies already sent in at any time prior to their use at the Special Meeting as adjourned.

If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

VOTE REQUIRED

The affirmative vote of the votes cast at the Special Meeting will be required for the approval of this Proposal 4.

The Board recommends voting FOR authorization to adjourn the Special Meeting if necessary or appropriate.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement, except for any information that is superseded by information that is included directly in this Proxy Statement or in any other subsequently filed document that also is incorporated by reference herein.

This Proxy Statement incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 30, 2015 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 5, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert J. Vander Zanden

Robert J. Vander Zanden

Chairman of the Board

Appendix A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SPHERIX INCORPORATED

Spherix Incorporated, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that:

FIRST:    The name of the corporation is Spherix Incorporated.

SECOND:    This Certificate of Amendment was duly adopted in accordance with the Secretary of State of the State of Delaware by the Board of Directors and Stockholders of the Corporation.  Following action by the Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.  This Certificate of Amendment was duly adopted at said meeting of the Stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  That upon the effectiveness of this Certificate of Amendment (the “Effective Date”), Clause A. and Paragraphs numbered 1. and 2. of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation, is hereby amended and restated in its entirety such that, as amended, said clause shall read in its entirety as follows:

“A. The total number of shares of stock of all classes that the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, par value $0.0001 per share, and Fifty Million (50,000,000) shares of preferred stock, par value $0.0001 per share.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each share of common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date, shall be and hereby is, reclassified as and changed into one-               (1/      ) of a share of common stock, par value $0.0001 per share (the “New Common Stock”).  Each outstanding stock certificate which immediately before the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-           (1/      ), and shares of Old Common Stock held in uncertificated form shall be treated in the same manner.  Stockholders who would otherwise be entitled to receive fractional share interests of Common Stock shall instead receive a cash payment equal to the fraction multiplied by the closing sales price of our Common Stock on the Effective Date.”

IN WITNESS WHEREOF, Spherix Incorporated has caused this certificate to be signed by its Chief Executive Officer as of the                    day of                           , 2016.

By:
Anthony Hayes, CEO

A-1

Appendix B

AUTHORIZED SHARE DECREASE AMENDMENT

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF SPHERIX INCORPORATED

(a Delaware corporation )

Spherix Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. Effective as of 5:01 p.m., Eastern time on the date this Certificate of Amendment, the amended and restated certificate of incorporation of the Corporation is hereby further amended by deleting the following Clause A. of Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

Article “FOURTH: A. The total number of shares of stock of all classes that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share, and Fifty Million (50,000,000) shares of preferred stock, par value $0.0001 per share.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed and acknowledged by its duly appointed officer as of this ___ day of ____, 2016.

Name: Anthony Hayes
Title: Chief Executive Officer

B-1

Appendix C

SPHERIX INCORPORATED

AMENDMENT TO 2014 EQUITY INCENTIVE PLAN

4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan may not exceed 8,250,000 shares of Common Stock (the “Share Limit”).

5.2.7 Compensation Limitations. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person during the term of this Plan pursuant to Qualifying Options and Qualifying SARs may not exceed 8,250,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person pursuant to Performance-Based Awards granted during the 162(m) Term (other than cash awards granted pursuant to Section 5.1.6 and Qualifying Options or Qualifying SARs) may not exceed 3,121,419 shares of Common Stock. The maximum amount that may be paid to any Eligible Person pursuant to Performance-Based Awards granted pursuant to Sections 5.1.6 (cash awards) during the 162(m) Term may not exceed $1,000,000.

C-1

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SPEXS

You may attend the Special Meeting via the Internet and vote during the Special Meeting until voting is closed. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
Attend and vote at the Special Meeting being held at the law firm of Nixon Peabody LLP, 437 Madison Avenue, 24th floor, New York, NY 10022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99163-S41861 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPHERIX INCORPORATED

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:	**For**	**Against**	**Abstain**
1. To approve an amendment to the Certificate of Incorporation to effect a reverse stock split.	☐	☐	☐
2. Subject to approval of Proposal No. 1 above, to approve an amendment to the Certificate of Incorporation to reduce the number of shares of common stock that Spherix Incorporated is authorized to issue.	☐	☐	☐
3. To approve an amendment to Spherix Incorporated's 2014 Equity Incentive Plan to increase the number of shares of common stock authorized to be issued pursuant to the plan.	☐	☐	☐
4. To authorize the adjournment of the Special Meeting if necessary or appropriate.	☐	☐	☐

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Special Meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date